1 48077064.3 TRANSFER AGENT SERVICING AGREEMENT THIS TRANSFER AGENT SERVICING AGREEMENT (the “Agreement”) is made and entered into as of the last day written on the signature page, by and between CHURCHILL DIRECT LENDING FUND, a Delaware statutory (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, D/B/A/ U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”). WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end non-diversified management investment company; WHEREAS, Fund Services is, among other things, in the business of administering transfer agent services for the benefit of its customers; and WHEREAS, the Fund desires to retain Fund Services to provide the transfer agent services described herein, all as more fully set below. NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows: 1. Appointment of Fund Services as Transfer Agent The Fund hereby appoints Fund Services as transfer agent of the Fund on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder. 2. Services and Duties of Fund Services Fund Services shall provide the following transfer agent services to the Fund: (1) Receive and process all orders for the purchase and/or repurchase of shares in accordance with applicable rules under the 1940 Act. (2) Process subscription agreements received from prospective holders of Shares (each holders of Shares, the “shareholders”). (3) Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or Fund’s custodian’s instructions, and record the appropriate number of shares being held in the appropriate shareholder account. (4) Arrange for issuance of Shares obtained through transfers of funds from shareholders’ accounts at financial institutions. (5) Pay proceeds upon receipt from the Fund’s custodian where relevant, in accordance with the instructions of shareholders.

2 48077064.3 (6) Process transfers of Shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the subscription agreement. (7) Prepare and transmit payments for dividends and distributions declared by the Fund with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions. (8) Serve as the Fund’s agent in connection with systematic plans including, but not limited to, the Fund’s distribution investment plan, systematic investment plans, systematic withdrawal plans, and systematic exchange plans. (9) Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment). (10) Handle load processing. (11) Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund that are authorized, issued and outstanding. (12) Prepare ad-hoc reports as necessary at prevailing rates. (13) Mail shareholder reports and prospectuses to current shareholders (14) Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders. (15) Provide shareholder account information upon Shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions, and other confirmable transactions as agreed upon with the Fund. (16) Mail account statements and performance reports in a form approved by the Fund to shareholders on a monthly basis and shareholder reports on annual basis. (17) Mail shareholders certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends, and distributions paid by the Fund, all as required by applicable federal tax laws and regulations. (18) Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto. (19) Answer correspondence from shareholders, securities brokers and others relating to Fund Services duties hereunder within required time periods established by applicable regulation. (20) Provide service and support to financial intermediaries including but not

3 48077064.3 limited to trade placements, settlements and corrections. (21) Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein. (22) In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act, Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to Fund Services’ Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the 1940 Act) involving Fund Services that affect or could affect the Fund. 3. Lost Shareholder Due Diligence Searches and Servicing The Fund hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit B hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes Fund Services to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful. 4. Anti-Money Laundering and Red Flag Identity Theft Prevention Programs A. The Fund acknowledges that it has had an opportunity to review, consider and approve the written procedures provided by Fund Services describing various processes used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Fund and Fund Services have determined that the Procedures, as part of the Fund’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to help: (i) prevent the Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) to achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”). B. The Fund hereby instructs and directs Fund Services to implement the Procedures, as applicable, on the Fund’s behalf, as such may be amended from

4 48077064.3 time to time. It is contemplated that these Procedures will be amended from time to time by Fund Services and any such amended Procedures will be provided to the Fund. Should the Fund desire that Fund Services perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule. C. The Fund acknowledges and agrees that although it is directing Fund Services to implement the Procedures on its behalf, Fund Services is implementing the Procedures as a service provider to the Fund and the Fund is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by the Fund’s board of Trustees (the “Board”) of the Fund’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable. D. The Fund further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Fund. The Fund has had the opportunity to discuss the Procedures with Fund Services, and the Fund understands and agrees which portions of the Procedures may not be implemented on behalf of the Fund. Without limitation of the foregoing, Fund Services shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Fund and the intermediary. E. The Fund hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures on behalf of the Fund, as it may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Fund. 5. Compensation Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by consent of both parties to this agreement). Fund Services shall be compensated for such miscellaneous expenses as are reasonably incurred by Fund Services in performing its duties hereunder and as are described in Exhibit B hereto. Fund Services shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within 30 calendar days following receipt of each

5 48077064.3 invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within thirty (30) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of assets and property of the Fund involved. 6. Representations and Warranties A. The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (1) The Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (2) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (4) A registration statement under the 1940 Act became effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement. B. Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (2) This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization,

6 48077064.3 moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (4) It is a registered transfer agent under the Exchange Act. 7. Standard of Care; Indemnification; Limitation of Liability A. Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, the adviser or any other service provider to the Fund, or any employee of the foregoing; or for any loss suffered by the Fund, the Administrator, or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable and documented attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, (ii) in reliance upon any written or oral instruction provided to Fund Services by the Fund’s investment adviser or by any duly authorized officer of the Fund, as approved by the Board of Directors, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees. Fund Services shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that

7 48077064.3 may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers and employees. Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement. In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Fund in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities, books and records maintained on behalf of the Fund at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Fund Services shall promptly notify the Fund upon discovery of any material administrative error, and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance. Moreover, Fund Services shall obtain and provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement. Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have

8 48077064.3 the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent. C. The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement. D. If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity. 8. Notification of Error The Fund will notify Fund Services of any discrepancy between Fund Services and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by Fund Services to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy. 9. Data Necessary to Perform Services The Fund or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt, Fund Services agrees that, to the extent required in order to carry out any of its obligations hereunder, Fund Services will coordinate with all other service providers of the Fund as may be requested and authorized by the Fund, including each custodian of the Fund, as appropriate. If Fund Services is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such capacity. 10. Proprietary and Confidential Information Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that to the extent permitted by law, Fund Services shall provide the Fund notice prior to such disclosures, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act

9 48077064.3 of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph. .Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, Fund Services has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Fund Services shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Fund Services shall bear the cost of the Security Breach only if Fund Services is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, Fund Services will promptly cooperate with the Fund or any of their affiliates’ regulators at Fund Services expense (only if Fund Services is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement. Fund Services will provide the Transfer Agent with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to Fund Services CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by Fund Services under this Agreement. The Transfer Agent acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports. Notwithstanding the foregoing, Fund Services will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Transfer Agent or allowed under one of the exceptions noted under the Gramm Leach Bliley Act. 11. Records Fund Services shall keep records relating to the services to be performed hereunder in the

10 48077064.3 form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or their designee on and in accordance with its request. Fund Services agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the SOX Act. Without limiting the generality of the foregoing, Fund Services shall cooperate with the Transfer Agent and assist the Fund, as necessary, by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act). 12. Compliance with Laws The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Act, the Internal Revenue Code of 1986, as amended, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-2 filed with the SEC and other operative documents. Fund Services’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance and oversight responsibility with respect thereto. The Fund shall immediately notify Fund Services if the investment strategy of the Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement. 13. Term of Agreement; Amendment This Agreement may be terminated by either party upon giving sixty (60) days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Fund, and authorized or approved by the Board of Directors. 14. Duties in the Event of Termination In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Fund by written notice to Fund

11 48077064.3 Services, Fund Services will promptly, upon such termination and, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by Fund Services, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. 15. Assignment This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Board of Directors. 16. Governing Law This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the SEC thereunder. 17. Services not Exclusive Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder. 18. No Agency Relationship Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement. 19. Invalidity Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

12 48077064.3 20. Notices Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below: Notice to Fund Services shall be sent to: U.S. Bancorp Fund Services, LLC 777 East Wisconsin Ave. Milwaukee, WI 53202 Attn: GFS Contracts Email: GFSContracts@usbank.com and notice to the Fund shall be sent to: Churchill Direct Lending Fund c/o Churchill Asset Management LLC 375 Park Avenue, 10th Floor New York, NY 10152 Attn: Lily Xuan Email: Lily.xuan@churchillam.com 21. Multiple Originals This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. 22. Entire Agreement This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral. SIGNATURES ON NEXT PAGE

13 48077064.3 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above. CHURCHILL DIRECT LENDING FUND U.S. BANCORP FUND SERVICES, LLC By: Name: Marissa Hassen Title: Chief Accounting Officer Date: September 30, 2026 By: Name Title Date Elizabeth Scalf 10/1/2026 Senior Vice President

14 48077064.3 Exhibit A to the Transfer Agent Servicing Agreement As Of Processing Policy Fund Services will reimburse the Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts the Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable. Fund Services will supply the Fund from time to time, as mutually agreed upon, reports summarizing the as-of transactions identified pursuant this policy.

15 48077064.3 Exhibit B to the Transfer Agent Servicing Agreement Annual Base Fees Based upon the Average Net Assets per Fund* Annual Service Charges Transfer Agent/Investor Services • $30,000 per CUSIP • $25.00 per Open Account • $3.00 per Closed ($0 balance) Account Note Additional fee of $15,000 for each additional class, blocker, Controlled Foreign Corporation (CFC), and/or sub-advisor Annual Base Fees include the following services: • Transfer Agent/Investor Services *Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly. Transfer Agent Services Envision Fees Platform Fees • Fintech Platforms – $10,000 annually per relationship • Broker Dealers – $4,000 annually per relationship • Contact Center - $4 per call • Reporting priced per request PA Port • One-time standard set up charge - $15,000 – Customization charged at vendor’s current hourly rate • Annual fee - $15,000 Data Output • One-time standard set up for periodic statements and confirms - $2,500 – Customization charged at vendor’s current hourly rate Additional Fees CUSIP Setup CUSIP Fee – $5,000 per CUSIP

16 48077064.3 Additional Fees and Expenses Miscellaneous Expenses All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: • Mailing, sorting and postage • Stationary • Specialized programming • Special/customized reports • Third-party data provider costs • Wash sales reporting • Tax e-filing charges • PFIC monitoring • Conversion expenses (if necessary) • Federal and state regulatory filing fees • Travel expenses • Third party auditing and legal expenses • EDGAR/iXBRL filing (may be charged by third-party or U.S Bank) • Fair value services • Liquidity classification reporting • SWIFT processing • Manually processed trade files • Telephone toll-free lines • Service/data conversion, based on services performed • AML verification services • Record retention • Lost shareholder search • Unclaimed property reporting (data analysis, due diligence mailings and filings) • Disaster recovery charges • ACH fee Fed wire charges • NSCC activity charges • SS&C charges • Shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions) • Voice response (VRU) maintenance and development • Data communication and implementation charges • Omnibus conversions • FATCA and other compliance mailings • Electronic document archiving • Expenses incurred in the safekeeping, delivery and receipt of securities • Shipping • Transfer fees • Deposit withdrawals at custodian (DWAC) fees • SWIFT charges • Negative interest charges • Extraordinary expenses based upon complexity

17 48077064.3 Additional Services Additional services not listed above shall be provided if and when mutually agreed upon for the fees mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.